Exhibit 99.1
For Immediate Release:

Contact:	Michelle M. Dawson Vice President of Investor Relations Developers Diversified Realty Main: (216) 755-5500 Fax: (216) 755-1455 E-mail: mdawson@ddr.com
Developers Diversified Realty Appoints David Oakes as Executive Vice President
of Finance and Chief Investment Officer
Cleveland, OH; March 12, 2007 — Developers Diversified Realty (NYSE: DDR), the nation’s leading owner, developer and manager of market-dominant community shopping centers, today announced David Oakes has been appointed Executive Vice President of Finance and Chief Investment Officer.
The appointment of Mr. Oakes fills a key strategic role within the executive management team. As previously announced, Daniel Hurwitz, who currently serves as Senior Executive Vice President and Chief Investment Officer, will assume the role of President and Chief Operating Officer effective May 8, 2007.
Mr. Oakes currently serves as Senior Vice President and Portfolio Manager at Cohen & Steers Capital Management, a manager of high income equity portfolios, specializing in U.S. REITs and international real estate securities. He will assume the position of Executive Vice President of Finance and Chief Investment Officer of Developers Diversified on April 16, 2007.
In his new capacity and as a member of Developers Diversified’s investment committee, Mr. Oakes will work closely with Scott Wolstein, Chairman and Chief Executive Officer, and Mr. Hurwitz, as well as other members of management, to develop and implement its financial and investment strategy. Mr. Oakes will actively oversee the Company’s capital markets, public finance and investment initiatives. He will also provide strategic oversight to Developers Diversified’s investor relations activities and actively represent the Company in communicating the Developers Diversified story to the financial and investment community.
As part of the Company’s revised management structure, William Schafer, Developers Diversified’s Executive Vice President and Chief Financial Officer, will oversee Developers Diversified’s budgeting, financial reporting, corporate and property accounting, corporate taxation, internal audit, and information technology. Moreover, Mr. Schafer will continue to oversee the Company’s secured indebtedness, commercial bank lines, and rating agency relationships and will work closely with Mr. Oakes on the Company’s public financing, unsecured corporate debt, and other public debt and equity initiatives.
Scott Wolstein, Developers Diversified’s Chairman and Chief Executive Officer, commented, “We have had a close relationship with David for many years and are delighted to have someone of his caliber join our leadership team. His extensive knowledge and network of contacts within the REIT industry and beyond make him a perfect fit to lead our corporate investment and finance activities.”
Mr. Hurwitz, added, “We view the creation of this position, and the hiring of David specifically, as an important step in strengthening our overall management team and sharpening our strategic focus on certain corporate operations that have a direct impact on building shareholder value.”
Commenting on his new role at Developers Diversified, Mr. Oakes said, “I am thrilled to be joining Developers Diversified. Having covered Developers Diversified for several years as both a sell-side analyst and an investor, I know the Company well and already have a deep relationship with senior management. As one of the premier names in the sector, the Company has a phenomenal market position and I look forward to the opportunity to contribute to its continued success.”
Mr. Oakes’ responsibilities at Cohen & Steers included managing multiple REIT funds on behalf of institutional and retail investors, with a specialization in global real estate securities. Prior to joining Cohen & Steers, Mr. Oakes worked in investment research at Goldman Sachs covering U.S. REITs. Mr. Oakes holds a B.S.B.A. from Washington University and is a Chartered Financial Analyst (CFA).
Developers Diversified owns and manages 800 retail operating and development properties totaling 162 million square feet in 45 states, plus Puerto Rico and Brazil. Developers Diversified is a self-administered and self-managed real estate investment trust (REIT) operating as a fully integrated real estate company which develops, leases and manages shopping centers. More information about Developers Diversified is available on the Internet at www.ddr.com.
Developers Diversified Realty Corporation considers portions of this information to be forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, both as amended, with respect to the Company’s expectation for future periods. Although Developers Diversified believes that the expectations reflected in such forward-looking statements are based upon reasonable assumptions, it can give no assurance that its expectations will be achieved. For this purpose, any statements contained herein that are not historical fact may be deemed to be forward-looking statements. There are a number of important factors that could cause the results of Developers Diversified to differ materially from those indicated by such forward-looking statements, including, among other factors, local conditions such as oversupply of space or a reduction in demand for real estate in the area, competition from other available space, dependence on rental income from real property or the loss of a major tenant. For more details on the risk factors, please refer to the Company’s Annual Report on Form 10-K for the year-end December 31, 2006.